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                                                Executed in 6 Parts
                                              Counterpart No. (   )


                     NATIONAL EQUITY TRUST


                   OTC GROWTH TRUST SERIES 6


                   REFERENCE TRUST AGREEMENT


       This Reference Trust Agreement dated March 15, 2000 among Prudential Securities Incorporated, as Depositor and The Bank of New York, as Trustee, sets forth certain provisions in full and incorpo-rates other provisions by reference to the document entitled "National Equity Trust, Trust Indenture and Agreement" (the "Basic Agreement") dated February 2, 2000. Such provisions as are set forth in full herein and such provisions as are incorporated by reference constitute a single instrument (the "Indenture").

                        WITNESSETH THAT:


       In consideration of the premises and of the mutual agree-ments herein contained, the Depositor and the Trustee agree as fol-lows:

                            Part I.


             STANDARD TERMS AND CONDITIONS OF TRUST


       Subject to the provisions of Part II hereof, all the provi-sions contained in the Basic Agreement are herein incorporated by ref-erence in their entirety and shall be deemed to be a part of this in-strument as fully and to the same extent as though said provisions had been set forth in full in this instrument.


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                            Part II.


             SPECIAL TERMS AND CONDITIONS OF TRUST


       The following special terms and conditions are hereby agreed to:


       A.   The Trust is denominated National Equity Trust, OTC
  Growth Trust Series 6.

       B. The Units of the Trust shall be subject to a deferred sales charge.

       C. The publicly traded stocks listed in Schedule A hereto are those which, subject to the terms of this Indenture, have been or are to be deposited in Trust under this Indenture as of the date hereof.

       D.   The term "Depositor" shall mean Prudential Securities
  Incorporated.

       E. The aggregate number of Units referred to in Sec-tions 2.03 and 9.01 of the Basic Agreement is 250,000 as of the date hereof.

       F. A Unit of the Trust is hereby declared initially equal to 1/250,000th of the Trust.

       G.   The term "First Settlement Date" shall mean
  March 21, 2000.

       H. The terms "Computation Day" and "Record Date" shall be on such dates as the Sponsor shall direct.

       I. The term "Distribution Date" shall be on such dates as the Sponsor shall direct.

       J.   The term "Termination Date" shall mean April 19, 2001.

       K. The Trustee's Annual Fee shall be $.90 (per 1,000 Units) for 49,999,999 and below units outstanding $.84 (per 1,000 Units) on the next 50,000,000 Units, $.78 (per 1,000 Units) on the next 100,000,000 Units, and $.66 (per 1,000 Units) on Units in excess of 200,000,000 Units. In calculating the Trustee's an-nual fee, the fee applicable to the number of units outstanding shall apply to all units outstanding.


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       L.   The Depositor's Portfolio supervisory service fee shall
  be $.25 per 1,000 Units.

       [Signatures and acknowledgments on separate pages]



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       The Schedule of Portfolio Securities in Part A of the pro-
       spectus included in this Registration Statement for National Equity Trust, OTC Growth Trust Series 6 is hereby incorpo-rated by reference herein as Schedule A hereto.